Exhibit 16



                  [LETTERHEAD OF JAMES C. MARSHALL, CPA, P.C.]


September 3, 2003


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 included in the Form 8-K dated September 5, 2003 of OrderPro Logistics, Inc. to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein. However, we have advised the Company that OrderPro Logistics, Inc. had reportable conditions related to lack of an audit committee and adequate infrastructure over accounting and financial reporting including segregation of duties during the year ended December 31, 2002.


                                        /s/ James C. Marshall, CPA, P.C.
                                        ---------------------------------
                                        James C. Marshall, CPA, P.C.


Scottsdale, Arizona
September 4, 2003